As filed with the Securities and Exchange Commission on March 16, 2021
Registration No.  333-  _______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3341267 (I.R.S. Employer Identification No.)

195 Clarksville Road Princeton Junction, New Jersey (Address of Principal Executive Offices)	08550 (Zip Code)

Mistras Group, Inc. 2016 Long-Term Incentive Plan
(Full title of the plan)

Michael C. Keefe
Executive Vice President, General Counsel and Secretary
195 Clarksville Road
Princeton, New Jersey 08550
(Name and address of agent for service)
(609)-716-4000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

Calculation of Registration Fee
Title of each class of securities to be registered (1)(2)	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $.01 par value	2,000,000 shares(1)	$10.21	$20,420,000	$2,227.82
(1)	This registration statement registers an aggregate of 2,000,000 shares of common stock, par value $.01 per share, of Mistras Group, Inc. (“Common Stock”) reserved and available for issuance under the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of any stock splits, stock dividends or other similar transactions.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based upon the average of the high and low sales price of a share of Common Stock as reported by the New York Stock Exchange on March 10, 2021.

EXPLANATORY NOTE

This registration statement (the “Registration Statement”) on Form S-8 is being filed by Mistras Group, Inc. (the “Company”) for the purpose of registering 2,000,000 additional shares of its common stock, $0.01 par value per share, issuable under the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”). The Company previously filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (File No. 333-217047) with respect to the Plan (the “Prior Registration Statement”). This Registration Statement relates to the securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. In accordance with such instruction, except as otherwise set forth below, the contents of the Prior Registration Statement relating to the Plan are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the SEC are incorporated herein by reference into this Registration Statement:

1.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021; and

2. The description of the Company’s common stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 27, 2020.

All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” (including deemed furnished by SEC rules for Form 8-K) on a Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement. To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel

The validity of the securities has been passed upon by Michael C. Keefe, Executive Vice President, General Counsel and Secretary of the Company. Mr. Keefe is paid a salary by the Company, is a participant in the Plan and beneficially owns shares of the Company’s common stock and restricted stock units that, upon vesting, are converted into shares of the Company’s common stock.

Item 8. Exhibits

Exhibit	Description of Exhibit

4.1
Second Amended and Restated Certificate of Incorporation of Company (filed as exhibit 3.1 to Registration Statement on Form S-1 (Amendment No. 4) filed on September 21, 2009 (Registration No. 333-151559) and incorporated herein by reference)

4.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Company (filed as exhibit 3.1 to the Quarterly Report on Form 10-Q filed on January 11, 2017 and incorporated herein by reference)

4.3	Amended and Restated Bylaws of Company (filed as Exhibit 3.1 to Mistras Group, Inc.’s Quarterly Report on Form 10-Q filed on October 7, 2016 and incorporated herein by reference)
5.1*	Opinion of Michael C. Keefe, Esq.
23.1*	Consent of Michael C. Keefe, Esq. (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP, independent registered public accounting firm for the Company
24.1*	Power of Attorney (included on the signature page hereto)
99.1	Mistras Group, Inc. 2016 Long-Term Incentive Plan (filed as Exhibit B to Company’s definitive proxy statement, filed on September 7, 2016 and incorporated herein by reference)
99.2	Amendment No. 1, dated May 19, 2020, to the 2016 Long-Term Incentive Plan (filed as exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 7, 2020 and incorporated herein by reference)
99.3	Amendment No. 2 dated December 1, 2020, to the 2016 Long-Term Incentive Plan (filed as exhibit 10.10 to the Annual Report on Form 10-K filed on March 16, 2021 and incorporated herein by reference)

* Filed herewith

Item 9. Undertakings

(a)The Company hereby undertakes:

(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the Company undertakes no obligation to make the filings described in paragraphs (a)(1)(i) and (a)(1)(ii) above if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Princeton Junction, New Jersey on March 16, 2021.

MISTRAS GROUP, INC.

By: /s/ Dennis Bertolotti________
Dennis Bertolotti
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Mistras Group, Inc. whose names appear below, hereby jointly and severally constitute and appoint Dennis Bertolotti, Michael Keefe and Edward Prajzner, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof..

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis Bertolotti	President, Chief Executive Officer and Director (Principal Executive Officer)	March 16, 2021
Dennis Bertolotti

/s/ Edward J. Prajzner	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 16, 2021
Edward J. Prajzner

/s/ Sotirios J. Vahaviolos	Executive Chairman and Director	March 16, 2021
Dr. Sotirios J. Vahaviolos

/s/ Nicholas DeBenedictis	Director	March 16, 2021
Nicholas DeBenedictis

/s/ James J. Forese	Director	March 16, 2021
James J. Forese

/s/ Richard H. Glanton	Director	March 16, 2021
Richard H. Glanton

/s/ Michelle J. Lohmeier	Director	March 16, 2021
Michelle J. Lohmeier

/s/ Charles P. Pizzi	Director	March 16, 2021
Charles P. Pizzi

/s/ Manuel N. Stamatakis	Director	March 16, 2021
Manuel N. Stamatakis

EXHIBIT 5.1

[Letterhead of Michael C. Keefe]

March 16, 2021

Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

Re:  Mistras Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Mistras Group, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), for the registration of an additional 2,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) that may be issued under the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”).

In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, the following: (i) the Plan; (ii) the Registration Statement in the form to be filed under the Act; (iii) the Second Amended and Restated Certificate of Incorporation, as amended to date and currently in effect; (iv) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the Plan, the filing of the Registration Statement and certain related matters; (vi) the certificate and report of the inspector of voting at the Company’s annual meeting of shareholders held on May 19, 2020; and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan and the agreements that accompany the Plan, the Shares will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of New Jersey and I do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael C. Keefe
Michael C. Keefe

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mistras Group, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Mistras Group, Inc. of our report dated March 16, 2021, with respect to the consolidated balance sheets of Mistras Group, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10K of Mistras Group, Inc.

/s/ KPMG LLP
Short Hills, New Jersey
March 16, 2021